Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of May 27, 2008, by and between Sonus Pharmaceuticals, Inc., a Delaware corporation (“Sonus”), and the signatory hereto (the “Securityholder”).  Capitalized terms used and not defined herein have the same meaning as in the Arrangement Agreement, dated as of the date hereof (as such agreement may hereafter be amended or modified from time to time, the “Arrangement Agreement”), by and between Sonus and OncoGenex Technologies Inc., a corporation existing under the federal laws of Canada (“OncoGenex”).

WHEREAS, Sonus and OncoGenex will effect an arrangement under Section 192 of the CBCA, subject to the terms and conditions set forth in the Arrangement Agreement and Plan of Arrangement; and

WHEREAS, as a condition to entering into the Arrangement Agreement, Sonus has required that the Securityholder, solely in the Securityholder’s capacity as a holder of OncoGenex securities, enter into, and the Securityholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       Representations and Warranties of the Securityholder.  The Securityholder hereby represents and warrants to Sonus as follows:

(a)                                  Authority; Binding Obligation.  The Securityholder has all necessary power and authority to enter into this Agreement and perform all of the Securityholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by the Securityholder (and the Securityholder’s spouse, if the Securities (as defined below) constitute community property under applicable law) and constitutes a valid and legally binding obligation of the Securityholder and such spouse, enforceable against the Securityholder and such spouse, as the case may be, in accordance with its terms.

(b)                                 Ownership of Securities. The Securityholder is the beneficial owner or record holder of the number of securities of OncoGenex listed on Schedule A attached hereto (the “Existing Securities” and, together with any securities of OncoGenex the record or beneficial ownership of which is acquired by the Securityholder after the date hereof, the “Securities”).  The Existing Securities listed on Schedule A constitute all of the OncoGenex securities of record or beneficially owned by the Securityholder as of the date hereof.  With respect to the Securities, the Securityholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, and sole power of disposition, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

(c)                                  No Conflicts.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Securityholder is a party or which the Securityholder or the Securityholder’s Securities are subject to or bound, other than the Shareholders’ Agreement, the applicable provisions of which have been waived by the Securityholder.

(d)                                 Reliance.  The Securityholder understands and acknowledges that Sonus is entering into the Arrangement Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement.

2.                                       Voting Agreement and Agreement Not to Transfer.

(a)                                  The Securityholder hereby agrees to vote or cause to be voted all of the Securityholder’s Securities (i) in favor of the approval of the Arrangement Resolution and the Arrangement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of OncoGenex under the Arrangement Agreement; and (iii) except with the prior written consent of Sonus, against the following actions (other than the Arrangement):  (A) any extraordinary corporate transactions, such as an amalgamation, consolidation or other business combination involving OncoGenex; (B) any sale, lease, transfer or disposition of a material amount of the assets of OncoGenex; (C) any change in the board of directors of OncoGenex; (D) any material change in the present capitalization of OncoGenex; (E) any amendment of OncoGenex’s articles of incorporation or bylaws; (F) any other change in the corporate structure, business, assets or ownership of OncoGenex; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Sonus or OncoGenex of the Arrangement and the transactions contemplated by the Arrangement Agreement.  The Securityholder shall not enter into any agreement, arrangement or understanding with any Person prior to the Termination Date (as defined in Section 7 below) to vote or give instructions, whether before or after the Termination Date, in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b)                                 Upon the failure of the Securityholder to vote any Securities in accordance with the terms of this Agreement, the Securityholder hereby grants to the Chief Executive Officer and Chief Financial Officer of Sonus, and each of them individually, a proxy coupled with an interest in all Securities owned by the Securityholder, which proxy shall be irrevocable and survive until the Termination Date, to vote all such Securities in the manner provided in this Agreement.  If between the execution hereof and the Termination Date, the Securityholder should die or become incapacitated, or if any trust or estate holding the Securityholder’s Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, any actions taken by

Sonus under this Agreement shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Sonus has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

(c)                                  The Securityholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his, her or its Securities without the prior written consent of Sonus, other than Securities sold or surrendered or deemed sold or surrendered to pay the exercise price of any OncoGenex Options or to satisfy OncoGenex’s withholding obligations with respect to any Taxes resulting from such exercise or resulting from the vesting of restricted stock or restricted performance stock, or (ii) pledge, mortgage or otherwise encumber such Securities.  Notwithstanding the foregoing, the Securityholder may complete any Permitted Transfer (as defined in Schedule B) without the prior written consent of Sonus.  Any permitted transferee of the Securityholder’s Securities must become a party to this Agreement and any purported transfer of the Securityholder’s Securities to a Person that does not become a party hereto shall be null and void ab initio.

3.                                       Cooperation.  The Securityholder agrees that he or she will not (directly or indirectly) (i) encourage, initiate, solicit or take any other action designed to facilitate any Acquisition Proposal involving OncoGenex from any Person or (ii) exercise any dissent right that the Securityholder may have in connection with the Arrangement.  Further, the Securityholder hereby agrees to execute and deliver, or cause to be executed or delivered, such additional proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of Sonus, to carry out the purpose and intent of this Agreement and to consummate the Arrangement under the terms of the Arrangement Agreement.

4.                                       Disclosure.  The Securityholder hereby agrees to permit Sonus to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Sonus reasonably determines to be necessary or desirable to comply with applicable laws or the rules and regulations of Nasdaq or such other regulatory authority having jurisdiction in connection with the Arrangement and any transactions related thereto, Securityholder’s identity and ownership of OncoGenex Securities and the nature of Securityholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Arrangement Agreement.

5.                                       Confidentiality.  The Securityholder shall keep the existence and contents of this Agreement confidential and shall not disclose its existence or contents to any other person except as is necessary in order to enable the Securityholder to comply with its obligations hereunder or as may be required by Law.  The Securityholder shall not, so long as Sonus has not announced the Arrangement to the public generally, disclose information about the Arrangement or this Agreement to any other person, unless such disclosure is necessary in the Securityholder’s course of business and the person receiving the information acknowledges that he or she is also prohibited from disclosing such information to others.

6.                                       Securityholder Capacity.  The Securityholder is entering this Agreement in his, her or its capacity as the record or beneficial owner of the Securities, and not in his, her or its capacity as a director or officer of OncoGenex.

7.                                       Termination.  The obligations of the Securityholder hereunder shall terminate:

(a)                                  if the Arrangement is consummated, upon the consummation of the Arrangement;

(b)                                 if the Arrangement is not consummated, upon the termination of the Arrangement Agreement in accordance with its terms;

(c)                                  upon any material amendment to the Arrangement Agreement or Plan of Arrangement being given effect that has not been approved by the OncoGenex Shareholders;

(d)                                 on August 31, 2008 if not otherwise terminated prior to such date and provided that the Proxy Statement is not subject to a review by the SEC; or

(e)                                  on September 30, 2008 if not otherwise terminated prior to such date and provided that the Proxy Statement is reviewed by the SEC.

The “Termination Date” for any particular provision hereunder shall be the date of termination of the Securityholder’s obligations under such provision.

8.                                       Specific Performance.  The Securityholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Sonus shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Securityholder from violating any of its obligations under this Agreement.  In connection with any action or proceeding for such equitable or injunctive relief, the Securityholder hereby waives any claim or defense that a remedy at Law alone is adequate and agrees, to the maximum extent permitted by Law, to have the obligations of the Securityholder under this Agreement specifically enforced against him or her, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Securityholder enjoining or restraining any breach or threatened breach of this Agreement.

9.                                       Non-Resident Tax Matters.  The Securityholder acknowledges and agrees as follows:

(a)                                  Withholding Rights.  Each of Sonus and the Depositary (as defined in the Plan of Arrangement) shall be entitled to withhold from any Sonus Common Shares or other consideration otherwise issuable or payable pursuant to the Plan of Arrangement to any holder of OncoGenex Shares and OncoGenex Debentures who is not a Canadian Resident (a “Non-Resident Holder”), such amounts as Sonus or the Depositary, respectively, are required to deduct and withhold with respect to such issuance or payment, as the case may be, under Sections 116  and 212  of the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.), as amended (the “ITA”).  Since the consideration paid to the Non-Resident Holder of OncoGenex Shares and OncoGenex Debentures under the Arrangement Agreement is in the form of Sonus Common Shares and not cash, and the liquidation value of those shares is unknown, Sonus or the Depositary will initially holdback all Sonus Common Shares otherwise issuable to a Non-Resident Holder. Any amount actually paid to the Canada Revenue Agency (the “CRA”) by Sonus or by the Depositary when demanded by the CRA under the ITA on behalf of any Non-Resident Holder of OncoGenex Shares and OncoGenex Debentures will immediately become due and payable to Sonus by the Non-Resident Holder and shall bear interest at 15% per annum, compounded monthly.  The Sonus Common Shares (including Deposited Securities) withheld according to this Section 9(a) will not be released to a Non-Resident Holder until the amounts owing to Sonus are paid in full or waived by Sonus or such conditions described in Section 9(b) are met.  If there is no tax ultimately owing by the Non-Resident Holder to the CRA, the interest on the amounts remitted to the CRA by Sonus or the Depositary will be waived by Sonus.  If there is an amount owing to Sonus (as a result of Sonus making a payment to the CRA on behalf of a Non-Resident Holder), Sonus shall be authorized to deposit the withheld shares in a segregated brokerage account in trust for the benefit of the Non-Resident Holder and the Non-Resident Holder shall be deemed to have provided the trustee of that account with irrevocable instructions to sell, on terms satisfactory to Sonus, a sufficient number of the withheld Sonus Common Shares to satisfy the taxes paid by Sonus or the Depositary on behalf of the Non-Resident Holder and interest accrued and remit those proceeds to Sonus.  If upon the sale of all such Sonus Common Shares and the remittance of all of the related proceeds to Sonus, any remaining liability by the Non-Resident Holder to Sonus remains, that remaining liability shall be waived by Sonus.  Notwithstanding the above, any Non-Resident Holder who remits in cash the full amount of tax withholdings potentially owing prior to the receipt of a Clearance Certificate (as defined below) or actually owing after the receipt of a Clearance Certificate, either directly to the CRA or to Sonus, shall have all of their withheld Sonus Common Shares released, subject to Section 2.2(e) of the Plan of Arrangement.

(b)                                 Clearance Certificates.  If any Sonus Common Shares or other consideration is deducted or withheld from a Non-Resident Holder pursuant to Section 116 of the ITA as described in Section 9(a), Sonus or the Depositary, as the case may be, shall, subject to Section 9(a), remit such consideration to such Non-Resident Holder upon delivery by such Non-Resident Holder to Sonus or the Depositary, as the case may be, of a certificate of compliance (with a certificate limit not less than the fair market value of the aggregate consideration to be paid to such Non-Resident Holder for their OncoGenex Shares pursuant to the terms of the Arrangement) issued pursuant to section 116 of the ITA (a “Clearance Certificate”).  If such Non-Resident Holder does not so deliver a Clearance Certificate and withholding payment is demanded by the CRA, Sonus will remit sufficient funds to the CRA to comply with this remittance requirement; provided that, if Sonus or the Depositary, as the case may be, is provided with a letter from the CRA advising that none of the amounts deducted or withheld in respect of such Non-Resident Holder are required to be remitted, Sonus or the Depositary, as the case may be, will continue to hold such amounts in accordance with that letter until a Clearance Certificate is provided or until the CRA requires the amounts to be remitted, whichever shall first occur.  Subject to Section 9(a), to the extent that amounts are so deducted or Sonus Common Shares withheld, the corresponding amounts will be immediately due and payable to Sonus, provided that such amounts, are actually remitted upon demand to the CRA in accordance with this section.

(c)                                  Covenant to Apply for Clearance Certificate.  The Securityholder hereby covenants and agrees that it will apply to CRA for a Clearance Certificate as soon as practicable after the Arrangement becomes effective to satisfy delivery of such certificate to Sonus as such delivery is contemplated in section 9(b) herein.

10.                                 Miscellaneous.

(a)                                  Definitional Matters.

(i)                                     For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(ii)                                  The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c)                                  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(d)                                 Assignment.  This Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto.

(e)                                  Modifications; Waivers.  This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f)                                    Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g)                                 Governing Law.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of British Columbia, without regard to the conflict of law principles thereof.

(h)                                 Jurisdiction and Venue.  Any legal action or proceeding with respect to this Agreement shall be brought solely in a court of competent jurisdiction in the Province of British Columbia and, by execution and delivery of this Agreement, each of the Securityholder and Sonus hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have.  Each of the Securityholder and Sonus irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 10(l) below, such service to become effective thirty (30) days after such delivery.

(i)                                     Waiver of Trial by Jury.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10(i).

(j)                                     Attorney’s Fees.  The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(k)                                  Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(l)                                     Notices.  All notices, requests, and other communications given or delivered hereunder shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by e-mail, facsimile or other wire transmission, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier.  Notices, requests, and communications to the parties shall, unless another address is specified in writing in accordance with this Section 10(l), be sent to the address or facsimile number indicated below:

If to Sonus, addressed to it at:

Sonus Pharmaceuticals, Inc. 1522 217th Place S.E. Bothell, Washington 98021 Attention: Chief Executive Officer Telephone: (425) 686-1501 Facsimile: (425) 686-1601

with a copy to:

Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Attention: Christopher D. Ivey, Esq. Fax: (949) 725-4100

If to the Securityholder, to the address noted on the signature page hereto.

(m)                               Delivery of Opinion.  Sonus covenants to and with the Securityholder to deliver to OncoGenex and the Securityholder at the closing of the Arrangement an opinion of counsel addressed to OncoGenex and the Securityholder, among others, pertaining to applicable United States and Canadian securities law matters in respect of the Sonus Common Shares issuable to the OncoGenex Shareholder on closing of the Arrangement, such opinion to be in a form satisfactory to the holders of a majority of the OncoGenex Shares acting reasonably.

(n)                                 Advice of Counsel.  SECURITYHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SECURITYHOLDER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

SONUS PHARMACEUTICALS, INC.

By:
Name:
	Title:	President and Chief Executive
Officer

SECURITYHOLDER:

Name:
Date:

SECURITYHOLDER’S SPOUSE (if applicable):

Name:
Date:

IF CORPORATE/ENTITY SECURITYHOLDER:

Name of Corporation or other Entity

By:
Name:
Title:
Date:

Address for Notices:

SCHEDULE A

Number of OncoGenex Common Shares:

Number of OncoGenex Options:

Number of OncoGenex Series 1 Class A Preferred Shares:

Number of OncoGenex Series 2 Class A Preferred Shares:

Number of OncoGenex Series 1 Class B Preferred Shares:

Number of OncoGenex Series 2 Class B Preferred Shares:

Outstanding Principal Amount of OncoGenex Other Debentures:

Outstanding Principal Amount of BC Advantage Debenture:

SCHEDULE “B”

PERMITTED TRANSFERS

For the purposes of section 2(c) of the Agreement, each of the following shall be classified as a “Permitted Transfer”:

(i)                                  Sale to a Controlled Corporation – The Securityholder may from time to time Transfer (as defined below) all or any part of its Securities to a corporation which is under the Control (as defined below) of the Securityholder provided that such corporation agrees as a condition of the Transfer to Transfer back such Securities to the Securityholder in the event that such corporation ceases to be under control of the Securityholder.

(ii)                              Family, RSP Sales - A Securityholder may from time to time Transfer all or any part of its Securities to:

A.                                   a trust for the benefit of the Securityholder or his or her immediate family;

B.                                     a registered retirement savings plan of the Securityholder or his or her spouse; and

C.                                     provided that if such transferee (both legal and beneficial transferees in the case of a trust) is required to become a party to this Agreement, such transferees (if more than one) shall designate the Securityholder to represent all of the transferees and such representative will remain a party to and bound by this Agreement for and on behalf of such transferees and the Securityholder shall be deemed to be the legal and beneficial owner of such transferred Securities for the purposes of this Agreement.

(iii)                          Death - Upon the death of the Securityholder, the Securities may be Transferred in accordance with a probated will of the deceased or by operation of laws for the administration of estates upon intestacy, provided that each such transferee enters into an agreement under which the transferee becomes party to and bound by this Agreement.

(iv)                            Investor Exemptions – If the Securityholder is an Investor (as defined below) it may Transfer the whole or any part of its Securities:

A.                                   if it is required by law to do so;

B.                                     if it resolves to Transfer all or substantially all of its assets or if the Transfer is part of a portfolio sale of its assets;

C.                                     to any person, where the Transfer is in connection with a reorganization of the Investor;

D.                                    if the Transfer is to any manager, general partner, affiliate or associate of the Investor or affiliate or associate of such manager or general partner;

E.                                      to any corporation or other form of entity whose senior officers are, or which is managed by a corporate manager whose senior officers are, common officers of the Investor, the Investor’s manager or the Investor’s general partner, as the case may be, as at the date of the Transfer;

F.                                      to any limited partnership the general partner of which is Controlled, directly or indirectly, by the Investor, the manager or general partner of the Investor, or an affiliate or associate of the Investor, or its manager or general partner as at the date of the Transfer;

G.                                     to any persons who are bona fide investors (including limited partners, the general partner or fund manager, as the case may be, or directors, officers, or employees who are participants in an incentive program) in the Investor who are entitled to participate in a distribution of the assets of the Investor upon winding-up, liquidation or dissolution where the Securities are distributed to them on such occurrence; provided that if such investors are required to become parties to this Agreement, such investors (if more than one) shall designate one person to represent all such investors and such representative will become party to and bound by this Agreement for and on behalf of such investors and the representative shall be deemed to be the legal and beneficial owner of such Transferred Securities for the purposes of this Agreement;

H.                                    in respect of Ventures West 7 Limited Partnership (“Ventures West Canada”) and Ventures West 7 U.S. Limited Partnership (“Ventures West U.S.”), without limiting any of the foregoing, to (i) any limited partner of Ventures West Canada or Ventures West U.S., (ii) Ventures West Capital Ltd., any subsidiary thereof, or any corporation whose senior officers are common officers of Ventures West Capital Ltd., or (iii) any fund managed by Ventures West Capital Ltd. or any subsidiary thereof; or

I.                                         in respect of Working Opportunity Fund (EVCC) Ltd., without limiting any of the foregoing, to any member of the GrowthWorks Group (as defined below)

provided that each such transferee enters into an agreement under which the transferee becomes party to and bound by this Agreement.

Defined Terms:

In this Schedule “B”, the following terms shall have the following meanings:

“affiliate” means with respect to any person:

(i)	any corporation which is directly or indirectly Controlled by that person;

(ii)	if a corporation, any corporation which Controls that person, and any corporation which is directly or indirectly Controlled by a corporation which Controls that corporate person; and

(iii)

if a partnership or limited partnership, any partner of the partnership or any corporation which Controls that partner and any corporation which is directly or indirectly Controlled by a corporation that Controls that partner.

“associate” has the same meaning as has been designated to that term in the Canada Business Corporations Act (Canada), as amended from time to time.

“Control”, “Controls” or “Controlled” means, in relation to a corporation:

(i)                                     the right to cast a majority of the votes which may be cast at a general meeting of that corporation; or

(ii)                                  the right to elect or appoint, directly or indirectly, a majority of the directors of that corporation.

“GrowthWorks Group” means:

(i)            Growth Works Capital Ltd. (“GrowthWorks”);

(ii)           any investment fund (whether corporation, limited partnership, trust or other entity) to which GrowthWorks or any affiliate or associate of GrowthWorks provides management or investment advisory services; or

(iii)          any affiliate or an associate of the foregoing.

“Investors” means Ventures West Canada, Ventures West US, H.I.G. Horizon Corp., Working Opportunity Fund (EVCC) Ltd., Business Development Bank of Canada, Milestone Medica Corporation and WHI Morula Fund, LLC and “Investor” means any one of them.

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.